As filed with the Securities and Exchange Commission on February 10, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Health Insurance Innovations, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-1282634
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

15438 N. Florida Avenue, Suite 201
Tampa, Florida 33613
(877) 376-5831
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael W. Kosloske
Chairman, President and Chief Executive Officer
Health Insurance Innovations, Inc.
15438 N. Florida Avenue, Suite 201
Tampa, Florida 33613
(877) 376-5831
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Class A Common Stock, par value $0.001 per share	8,566,667	$11.10	$95,090,003.70	$12,247.59

(1)
This registration statement registers 8,566,667 shares of Class A common stock of Health Insurance Innovations, Inc. issuable upon exchange of an equivalent number of Series B Membership Interests (together with an equal number of shares of our Class B common stock) of Health Plan Intermediaries Holdings, LLC.  This registration statement also relates to such additional shares of Class A common stock of Health Insurance Innovations, Inc. as may be issued with respect to such shares of Class A common stock by way of a stock split, stock dividend or reclassification.

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on an average of the high and low reported sales prices of the registrant’s shares of Class A common stock, as reported on the NASDAQ Global Market on February 7, 2014, of $11.28 and $10.91.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated February 10, 2014

PROSPECTUS

8,566,667 Shares

Health Insurance Innovations, Inc.

Class A Common Stock

We are registering the resale from time to time by the selling stockholders (which term as used in this prospectus includes pledgees, donees, transferees or other successors-in-interest) identified in this prospectus of up to an aggregate of 8,566,667 shares of our Class A common stock, of which all such shares are issuable upon the exchange of an equivalent number of Series B Membership Interests (together with an equal number of shares of our Class B common stock) of Health Plan Intermediaries Holdings, LLC. We are a public company organized under the laws of Delaware and the sole managing member of Health Plan Intermediaries Holdings, LLC, a Delaware limited liability company.

Pursuant to this prospectus, the selling stockholders are permitted to offer shares of Class A common stock from time to time if and to the extent as they may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. Each selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. If any shares are sold, the selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of such shares. The registration of these shares for resale does not necessarily mean that the selling stockholders will sell any of their shares.

We are not selling any shares of Class A common stock pursuant to this prospectus and will not receive any of the proceeds from the sale of any shares of Class A common stock to be sold by the selling stockholders.

Our Class A common stock is listed on the NASDAQ Global Market under the symbol “HIIQ.” The last reported sale price of our Class A common stock on February 7, 2014 was $11.22 per share.

See “Risk Factors” beginning on page 4 to read about factors you should consider before making a decision to invest in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                 , 2014.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration or continuous offering process. Under this shelf process, the selling stockholders may from time to time sell the shares of Class A common stock covered by this prospectus in one or more offerings. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain certain specific information about the terms of a particular offering by one or more of the selling stockholders. We may also provide a prospectus supplement to add information to, or update or change information contained in this prospectus. If the information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. This prospectus incorporates by reference important information. You should read this prospectus and the information incorporated by reference before deciding to invest in shares of our Class A common stock. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under “Where You Can Find More Information.” You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

We and the selling stockholders have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of Class A common stock offered hereby.

For investors outside the United States: we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside the United States.

In this prospectus and the information incorporated by reference herein, unless the context otherwise requires, “HII,” the “Company,” “we,” “us” and “our” refer (1) prior to the February 13, 2013 initial public offering (“IPO”) of the Class A common stock of Health Insurance Innovations, Inc. and related transactions, to Health Plan Intermediaries, LLC (“HPI”) and its consolidated subsidiaries and (2) after our IPO and related transactions to Health Insurance Innovations, Inc. and its consolidated subsidiaries. The terms “HII,” “HPIH” and “ICE” refer to the stand-alone entities Health Insurance Innovations, Inc., Health Plan Intermediaries Holdings, LLC, and Insurance Center for Excellence, LLC, respectively. HPIH and ICE are consolidated subsidiaries of HII.  The term “Secured” refers to (a) prior to or at the time of their July 17, 2013 acquisition by us, Sunrise Health Plans, Inc., Sunrise Group Marketing, Inc. and Secured Software Solutions, Inc., collectively, and (b) following our July 17, 2013 acquisition, the entities described in (a) and the limited liability companies into which such entities were converted shortly following such acquisition.

ii

HEALTH INSURANCE INNOVATIONS, INC.

Our Company

We are a leading developer and administrator of affordable, web-based individual health insurance plans and ancillary products. Our highly scalable, proprietary, web-based technology platform allows for mass distribution of, and online enrollment in, our large and diverse portfolio of affordable health insurance offerings.

Our technology platform provides customers, who we refer to as members, immediate access to our products through our distribution partners anytime, anyplace. The health insurance products we develop are underwritten by insurance carrier companies, and we assume no underwriting or insurance risk. Members can tailor product selections to meet their needs and budgets, buy policies and print policy documents and identification cards in real-time. Our technology platform uses abbreviated online applications, some with health questionnaires, to provide an immediate accept or reject decision on applications for all products that we offer. Once an application is accepted, individuals can use our automated payment system to complete the enrollment process and obtain instant electronic access to their policy fulfillment documents, including the insurance policy, benefits schedule and identification cards. We receive credit card and Automated Clearing House (“ACH”) payments directly from members at the time of sale. Our technology platform provides significant operating leverage as we add members and reduces the costs associated with marketing, selling, underwriting and administering policies.

We are an industry leader in the sale of 12-month short-term medical (“STM”) insurance plans, an alternative to traditional individual major medical (“IMM”) plans, which provide lifetime renewable coverage. STM plans generally offer qualifying individuals comparable benefits for fixed short-term durations of six or 12 months at approximately half the cost of IMM plans. While applications for IMM insurance may take up to 60 days to process, our STM plans feature a streamlined underwriting process offering immediate coverage options. We also offer guaranteed-issue hospital indemnity plans for individuals under the age of 65, which pay fixed cash benefits for covered procedures and services, and a variety of ancillary products such as cancer/critical illness plans, pharmacy discount programs, dental plans and vision plans that are frequently purchased as supplements to STM and hospital indemnity plans. We design and structure insurance products on behalf of insurance carrier companies, market them to individuals through our large network of distributors and manage member relations via our online member portal, which is available 24 hours a day, seven days a week. Our online enrollment process allows us to aggregate and analyze consumer data and purchasing habits to track market trends and drive product innovation. We have established relationships with several highly rated insurance carriers, including Nationwide, Companion Life, United States Fire, ING, Markel, HCC Life Insurance Company and CIGNA, among others.

We have established a large independent distribution network that consists of 83 licensed agent call centers, an increase of 51 from September 30, 2012, and 243 wholesalers that work with over 9,700 licensed brokers as of September 30, 2013. Our data-driven product design, technology platform and extensive distribution network have enabled us to grow our revenues by 26.7% for the three months ended September 30, 2013, compared to the three months ended September 30, 2012 and by 35.6% for the nine months ended September 30, 2013, compared to the nine months ended September 30, 2012.  As discussed further below, in July 2013, we completed the acquisition of Secured, a significant distributor.  This transaction is expected to provide us with additional benefits such as reduced enterprise risk from increased captive distribution, addition of sales lead management expertise to maximize the number of new insurance policies produced by each dollar invested in sales leads, and opportunities through technological and cost-saving synergies.

We focus on the large and under-penetrated segment of the U.S. population who are uninsured or underinsured, which includes individuals who are unable to afford traditional IMM premiums, individuals not covered by employer-sponsored insurance plans, such as those who are self-employed as well as small business owners and their employees, and underserved “gap populations” that require insurance due to changes caused by life events, such as new graduates, divorcees, early retirees, military discharges, the unemployed, part-time and seasonal employees and temporary workers. Our target market consists of approximately 64 million Americans, including approximately 50 million Americans who were uninsured in 2010, according to the U.S. Census Bureau, and approximately 14 million non-elderly Americans who purchased individual health insurance plans in 2010, according to a 2010 Kaiser Family Foundation survey. We expect the number of uninsured and underinsured to significantly increase due to the rising costs of traditional IMM plans and a decline in employer-sponsored health insurance programs due to rising benefit plan costs.

Participants in the health insurance industry are focused on the potential implications of the Patient Protection and Affordable Care Act (“PPACA”). This legislation is expected to have extensive impacts on the provisions of health insurance plans that can be sold to individuals and the resulting economics to insurers.

Our Corporate Structure

Overview

HII is a holding company that was incorporated as a Delaware corporation on October 26, 2012 for the purpose of facilitating an IPO of common equity and to become the sole managing member of HPIH. Its principal asset is a controlling equity interest in HPIH. On February 7, 2013, a registration statement filed on Form S-1 (the “Form S-1”) with the U.S. Securities and Exchange Commission (“SEC”) related to shares of Class A common stock of HII was declared effective, and the price of such shares was set at $14.00 per share. The IPO closed on February 13, 2013. Prior to the IPO, HII had not engaged in any business or other activities except in connection with its formation and the IPO.

After the effective date of the Form S-1 but prior to the completion of the IPO, the limited liability company agreement of HPIH was amended and restated to modify its capital structure by replacing the different classes of interests previously held by HPIH owners (such owners being the selling stockholders identified in this prospectus) with a single new class of units called “Series B Membership Interests.” In addition, each Series B Membership Interest holder received one share of our Class B common stock. We and our then-existing owners also entered into an exchange agreement under which (subject to the terms of the exchange agreement) they have the right to exchange their Series B Membership Interests together with an equal number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. See “Exchange of Series B Membership Interests and Class B Common Stock.” These transactions are collectively referred to as the “Reorganization Transactions.”

The Company, as a result of the IPO and the related Reorganization Transactions, became the sole managing member of, and has a controlling equity interest in, HPIH. As the sole managing member of HPIH, HII operates and controls all of the business and affairs of HPIH and, through HPIH and its subsidiaries, conducts our business. HII consolidates the financial results of HPIH and its subsidiaries, and records noncontrolling interests for the economic interest in HPIH held by the Series B Membership Interests holders. As of the date of this prospectus, the noncontrolling Series B Membership Interests holders’ ownership percentage is 62.9%.

See “Business—Our History and the Reorganization of Our Corporate Structure” in our Annual Report on Form 10-K for the year ended December 31, 2012 for additional information on our corporate structure.

History

The Company was formed as HPI, a Florida limited liability company. In August 2008, the Naylor Group Partners, LLC (“Naylor”) made a capital contribution to HPI in exchange for a 50% ownership interest in HPI. In September 2011, HPI purchased all of the units owned by Naylor for $5.3 million plus financing costs of $135,000. HPI financed a portion of the purchase price by entering into a loan agreement with a bank for $4.3 million. The remaining purchase price was funded with HPI cash and a contribution from Michael Kosloske (“Mr. Kosloske”), our chairman, president and chief executive officer and the sole member of HPI.

In June 2012, we acquired an 80% interest in ICE, which conducts call center sales operations and trains third-party insurance agents to sell our products and is consolidated in the our consolidated financial statements. On June 30, 2013, we purchased the remaining 20% interest in ICE, which is now a wholly-owned subsidiary.

In October 2012, HII was incorporated in the State of Delaware to facilitate our recently completed IPO.

On November 7, 2012, interests in the assets and liabilities of HPI were transferred to two subsidiaries, HPIH (99.0099%) and Health Plan Intermediaries Sub, LLC (“HPIS”) (0.9901%), each of which was created in October

2012. On November 8, 2012, Health Plan Intermediaries II, LLC, a related party, made a capital contribution of $12,010 to HPIS, and that cash along with the 0.9901% interest was contributed by HPIS to HPIH in exchange for a 1.0% interest in HPIH.

We expect that future exchanges of Series B Membership Interests (together with an equal number of our Class B common shares) for shares of our Class A common stock (which Series B Membership Interests will immediately be recapitalized into Series A Membership Interests) will result in increases in the tax basis in our share of the tangible and intangible assets of HPIH. We expect that these increases in tax basis, which would not have been available but for our holding company structure, will reduce the amount of tax that we would otherwise be required to pay in the future. We will be required to pay a portion of the cash savings we actually realize from such increase, or are deemed to realize in the case of an early termination payment by us, a change in control or a material breach by us of our obligations under a tax receivable agreement to the existing and certain future holders of Series B Membership Interests (HPI and HPIS, which are beneficially owned by Mr. Kosloske), pursuant to the tax receivable agreement. Furthermore, payments under the tax receivable agreement will give rise to additional tax benefits and therefore additional payments under the tax receivable agreement itself. HPIH is currently taxed as a partnership for federal income tax purposes; as a result, the members of HPIH pay taxes with respect to their allocable shares of its net taxable income. The earnings of HII are subject to federal income taxation.

On July 17, 2013, we entered into a stock purchase agreement with Joseph Safina, Howard Knaster and Jorge Saavedra (the “Sellers”), pursuant to which we acquired from the Sellers all of the outstanding equity of each in a licensed insurance broker, a call center and sales lead management company and an intellectual property holding company that comprise Secured, for a cash payment of $10.0 million, plus approximately $6.7 million of contingent cash and equity consideration that is primarily tied to the performance of the acquired businesses. The funding of the $10.0 million cash portion of the purchase price was provided primarily from net proceeds from the IPO.

Company Information

Our principal executive offices are located at 15438 N. Florida Avenue, Suite 201, Tampa, Florida 33613, and our telephone number is (877) 376-5831. Our website address is www.hiiquote.com. The information contained on our website or that is or becomes accessible through our website neither constitutes part of this prospectus nor is incorporated by reference into this prospectus.

RISK FACTORS

We face a variety of significant and diverse risks, many of which are inherent in our business. You should consider carefully the risk factors discussed in the sections entitled  “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q, including any amendments thereto, (which documents are incorporated by reference herein) as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our Class A common stock. See “Information Incorporated by Reference” and “Where You Can Find More Information” in this prospectus. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our Class A common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to, among other things, our operations and financial performance. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “wil,l” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. All statements other than statements of historical fact are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. We believe these factors include, but are not limited to, those described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, in each case including any amendments thereto (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus or in any prospectus supplement hereto. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

Any of the shares of our Class A common stock that may be sold from time to time pursuant to this prospectus will be sold by the selling stockholders, and we will not receive any proceeds from the sale of such shares. We will bear the costs associated with this registration in accordance with the registration rights agreement. However, the selling stockholders will bear any underwriting commissions and discounts attributable to their sale of shares of our Class A common stock.

EXCHANGE OF SERIES B MEMBERSHIP INTERESTS AND CLASS B COMMON STOCK

On February 13, 2013, we entered into an exchange agreement with the selling stockholders named herein as the holders of Series B Membership Interests. See “Health Insurance Innovations, Inc.—Our Corporate Structure.” Pursuant to and subject to the terms of the exchange agreement and the amended and restated limited liability company agreement of HPIH, holders of Series B Membership Interests, at any time and from time to time, may exchange one or more Series B Membership Interests, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications. In connection with each exchange, HPIH will cancel the delivered Series B Membership Interests and issue to us Series A Membership Interests on a one-for-one basis, and each share of our Class B common stock will be redeemed and cancelled by us. Thus, as holders exchange their Series B Membership Interests and Class B common stock for Class A common stock, our interest in HPIH will increase.

We and the exchanging holder will each generally bear our own expenses in connection with an exchange, except that, subject to a limited exception, we are required to pay any transfer taxes, stamp taxes or duties or other similar taxes in connection with such an exchange.

SELLING STOCKHOLDERS

The selling stockholders named below may offer to sell from time to time in the future up to an aggregate of 8,566,667 shares of our Class A common stock, par value $0.001 per share.

We are registering the shares to satisfy registration rights that we have granted to the selling stockholders. See “Description of Capital Stock—Registration Rights Agreement.” The selling stockholders acquired the shares that they are seeking to sell  that are covered by this prospectus pursuant to the Reorganization Transactions, and such selling stockholders are beneficially owned by our chairman, president, and chief executive officer, Mr. Kosloske. See “Health Insurance Innovations, Inc.—Our Corporate Structure” in this prospectus and “Business—Our History and the Reorganization of Our Corporate Structure” in our Annual Report on Form 10-K for the year ended December 31, 2012.

The following table sets forth information as of the date of this prospectus by each selling stockholder regarding the beneficial ownership of shares of our Class A common stock and the number of shares of our Class A common stock that may from time to time be offered or sold pursuant to this prospectus. The percentage of shares beneficially owned before the offering is based on the number of shares of our Class A common stock outstanding as of the date of this prospectus. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders and that the selling stockholders do not acquire any additional shares. Information in the table below with respect to beneficial ownership has been furnished by each of the selling stockholders.

Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. The selling stockholders may offer all, some or none of their shares of Class A common stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of Class A common stock. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. The address for each of the selling stockholders is 15438 N. Florida Avenue, Suite 201, Tampa, Florida 33613.

As of the date of this prospectus, there were 13,746,380 shares of our Class A common stock outstanding (excluding 129,881 shares of Class A common stock held in treasury), assuming the exchange of 8,566,667 Series B Membership Interests (together with an equal number of shares of our Class B common stock) for an equivalent number of shares of our Class A common stock.

	Shares of Class A Common Stock Beneficially Owned Prior to this Offering			Number of Shares of Class A Common Stock Being Offered	Shares of Class A Common Stock Beneficially Owned After this Offering
Name	Number	%	Combine Voting Power(1)		Number	%	Combine Voting Power(1)
Health Plan Intermediaries, LLC (2)	8,647,942	62.9%	62.9%	8,480,000	81,275	*	*
Health Plan Intermediaries Sub, LLC (2)	8,647,942	62.9%	62.9%	86,667	81,275	*	*

*	Represents less than 1%.

(1)
Represents percentage of voting power of our Class A common stock and Class B common stock of voting together as a single class (voting power for this purpose is based solely on securities issued and outstanding that such person has or shares the power to vote or direct the voting thereof, and specifically excludes any securities such person has the right to acquire within 60 days). Each share of our Class A common stock and Class B common stock will entitle its holder to one vote on all matters to be voted on by stockholders.

(2)
Consists of (i) 72,375 shares of Class A common stock held of record by Mr. Kosloske, (ii) 8,900 shares of unvested restricted Class A common stock owned by Lori Kosloske, Mr. Kosloske’s wife (Mrs. Kosloske has the right to vote, but not dispose of, the shares of unvested restricted stock) and (iii) 8,480,000 shares of Class B common stock held of record by Health Plan Intermediaries, LLC and 86,667 shares of Class B common stock held by Health Plan Intermediaries Sub, LLC. Under SEC rules, Mr. Kosloske, our chairman, president and chief executive officer, is deemed the beneficial owner of such number of shares of Class A common stock by nature of his relationship with Lori Kosloske. As the managing member of Health Plan Intermediaries Sub, LLC, Health Plan Intermediaries, LLC has sole voting and dispositive power over the shares held by Health Plan Intermediaries Sub, LLC. Mr. Kosloske is the sole member and primary manager of Health Plan Intermediaries, LLC and has sole voting and dispositive power over the shares held by Health Plan Intermediaries, LLC. We refer to Health Plan Intermediaries, LLC, Health Plan Intermediaries Sub, LLC and Mr. Kosloske as the “Existing Stockholders.” The Existing Stockholders may be deemed to have formed a “group” within the meaning of Section 13(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the group may be deemed, collectively, to beneficially own all the shares of our Class A Common Stock and Class B common stock held of record by, or beneficially owned by, any Existing Stockholder. As of the date of this prospectus, the shares of Class B common stock, together with the Series B Membership Interests of HPIH owned of record by the Existing Stockholders, are exchangeable at the Existing Stockholders’ option into an equal number of shares of Class A common stock, representing 62.9% of the shares of Class A common outstanding stock (excluding 129,881 shares of Class A common stock held in treasury). See “Exchange of Series B Membership Interests and Class B Common Stock.” Under SEC rules, the Existing Stockholders are deemed the beneficial owner of such number of shares of Class A common stock.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the amended and restated certificate of incorporation and amended and restated bylaws, forms of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

Our authorized capital stock consists of 100,000,000 shares of Class A common stock, par value $0.001 per share, 20,000,000 shares of Class B common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share.

Class A Common Stock

Class A common stock outstanding. Immediately prior to our IPO, there were no outstanding shares of our Class A common stock, and all of the outstanding Common Stock of HII, par value $0.01 per share (which had been designated as Common Stock in our certificate of incorporation), was held of record by HPI and HPIS, entities beneficially owned by Mr. Kosloske, our chairman, president and chief executive officer. As of the date of this prospectus, there were 5,179,713 shares of Class A common stock outstanding (excluding 129,881 shares of Class A common stock held in treasury). All outstanding shares of Class A common stock are fully paid and non-assessable.

Voting rights. The holders of Class A common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.

Rights upon liquidation. In the event of liquidation, dissolution or winding up of HII, the holders of Class A common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights. The holders of our Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, preferences and privileges of holders of our Common Stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Class B Common Stock

Issuance of Class B Common Stock with Membership Interests. Immediately prior to the completion of our IPO, we amended and restated our certificate of incorporation to reclassify each outstanding share of Common Stock held of record by HPI and HPIS, as 86,666.67 shares of Class B common stock, par value $0.001 per share. Following our IPO, shares of our Class B common stock are issuable only in connection with the issuance of Series B Membership Interests of HPIH. When a Series B Membership Interest is issued by HPIH, we will issue the holder one share of our Class B common stock. Each share of our Class B common stock will be redeemed and cancelled by us if the holder exchanges one Series B Membership Interest and such share of Class B common stock for one share of Class A common stock pursuant to the terms of the exchange agreement, the form of which is filed as an exhibit to the Registration Statement on Form S-1 No. 333-185596. See  “Item 1. Business—Our History and the Reorganization of Our Corporate Structure—Amended and Restated Limited Liability Company Agreement of Health Plan Intermediaries Holdings, LLC—Exchange Agreement” in our Annual Report on Form 10-K for the year ended December 31, 2012.

Voting Rights. Our Class B stockholders are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. Our Class A stockholders and Class B stockholders vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. Delaware law would require either our Class A stockholders and Class B stockholders to vote separately as a single class in the following circumstances:

•
if we amend our amended and restated certificate of incorporation to increase the authorized shares of a class of stock, or to increase or decrease the par value of a class of stock, then such class would be required to vote separately to approve the proposed amendment; or

•
if we amend our certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affects holders of such class of stock adversely then such class would be required to vote separately to approve such proposed amendment.

Dividend rights. Our Class B stockholders will not participate in any dividends declared by our board of directors.

Rights upon liquidation. In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for any holders of our preferred stock who have a liquidation preference, our Class B stockholders will not be entitled to receive any of our assets.

Other rights. In the event of our merger or consolidation with or into another company in connection with which shares of Class A common stock and Class B common stock (together with the related membership interests) are converted into, or become exchangeable for, shares of stock, other securities or property (including cash), each Class B stockholder will be entitled to receive the same number of shares of stock as is received by Class A stockholders for each share of Class A stock, and will not be entitled, for each share of Class B stock, to receive other securities or property (including cash). No shares of Class B common stock will have preemptive rights to purchase additional shares of Class B common stock.

Preferred Stock

Our board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of HII without further action by the stockholders and may adversely affect the voting and other rights of the holders of Class A common stock. At present, we have no plans to issue any preferred stock.

Registration Rights Agreement

On February 13, 2013, we entered into a registration rights agreement with HPI and HPIS, which are beneficially owned by Mr. Kosloske, to register for sale under the Securities Act shares of our Class A common stock delivered in exchange for Series B Membership Interests in the circumstances described below. This agreement provides these two entities (and their affiliates) with the right to require us, at our expense, to register shares of our Class A common stock that are issuable upon exchange of Series B Membership Interests (and an equal number of shares of our Class B common stock) for shares of our Class A common stock. The agreement also provides that we pay certain expenses of HPI and HPIS (and their affiliates) relating to such registrations and indemnify them against certain liabilities, which may arise under the Securities Act. We are filing this registration statement pursuant to our obligations under the registration rights agreement.

Demand Rights

Subject to certain limitations, HPI and HPIS (and their affiliates) have the right, by delivering written notice to us, to require us to register the number of our shares of Class A common stock requested to be so registered in accordance with the registration rights agreement. Within 10 days of receipt of notice of a demand registration, we are required to give written notice to all other holders of registrable shares of Class A common stock. Subject to certain limitations as described below, we will include in the registration all securities with respect to which we receive a written request for inclusion in the registration within 10 days after we give our notice.

Piggyback Rights

Any holder of registrable shares of Class A common stock will be entitled to request to participate in, or “piggyback” on, registrations of any of our securities for sale by us. This piggyback right will apply to any registration other than a demand registration described above, a registration on Form S-4 or S-8 or a registration solely in connection with an exchange offer or any employee benefit or dividend reinvestment plan.

Conditions and Limitations

The registration rights outlined above are subject to conditions and limitations, including the right of the underwriters, as applicable, to limit the number of shares to be included in a registration statement and our right to delay, suspend or withdraw a registration statement under specified circumstances. For example, our board may, in its good faith judgment, defer any filing for up to 75 days (which deferral may not be used more than once in any 12-month period). Furthermore, our board may, in its good faith judgment, suspend a registration on Form S-3 (which suspension may not be more than an aggregate of 90 days in any 12-month period), for such period of time as is reasonably necessary not in excess of 75 days. Additionally, in certain circumstances we may withdraw a registration upon request by the holder of registrable securities.

If requested by the managing underwriter or underwriters, as applicable, holders of securities with registration rights will not be able to make any sale of our equity securities (including sales under Rule 144) or give any demand notice during a period commencing on the date of the request and continuing for a period not to exceed 90 days (with respect to any underwritten public offering made prior to the second anniversary of our IPO, and thereafter 60 days rather than 90 days) or such shorter period as may be requested by the underwriters. The managing underwriters for the relevant offering may agree to shorten this period.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NASDAQ Global Market, which would apply so long as the shares of Class A common stock remains listed on the NASDAQ Global Market, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Election and Removal of Directors; Vacancies

Our board of directors may consist of between three and nine directors, excluding any directors elected by holders of preferred stock pursuant to provisions applicable in the case of defaults. The exact number of directors will be fixed from time to time by resolution of the board. In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, each of our directors will serve for a one-year term or until his or her successor is elected and qualified. At each annual meeting of our stockholders, our stockholders will elect the members of our board of directors. There will be no limit on the number of terms a director may serve on our board of directors.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that (a) prior to the date on which Mr. Kosloske ceases to beneficially own at least a majority in voting power of all shares entitled to vote generally in the election of directors, directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, and (b) on and after the date Mr. Kosloske ceases to beneficially own at least a majority in voting power of all outstanding shares entitled to vote generally in the election of directors, directors may be removed only for cause and only upon the affirmative vote of holders of at least 75% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our amended and restated bylaws provide that any newly-created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring on the board of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

No Cumulative Voting

The Delaware General Corporation Law, or DGCL, provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation prohibits cumulative voting.

Limits on Written Consents

The DGCL permits stockholder action by written consent unless otherwise provided by our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation permits stockholder action by written consent but precludes stockholder action by written consent after the date on which Mr. Kosloske ceases to beneficially own at least a majority in voting power of all shares entitled to vote generally in the election of our directors.

Stockholder Meetings

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that special meetings of stockholders may be called only by the board of directors, the chairman of the board of directors or the chief executive officer; provided, however, if Mr. Kosloske beneficially owns at least a majority of all of the outstanding shares of our capital stock entitled to vote, special meetings of stockholders may be called by the holders of a majority of the total voting power of our then outstanding capital stock.

Amendment of Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation provides that, at any time when Mr. Kosloske is the beneficial owner of less than a majority in voting power of our outstanding Common Stock, the provisions of our amended and restated certificate of incorporation relating to our capital structure, voting rights, dividends, bylaws, board of directors, limited liability of directors, indemnification of directors, amendment of our amended and restated certificate of incorporation and meetings of stockholders may be amended only by the affirmative vote of holders of at least 75% of the voting power of our outstanding shares of voting stock, voting together as a single class. The affirmative vote of holders of at least a majority of the voting power of our outstanding shares of stock will generally be required to amend other provisions of our amended and restated certificate of incorporation.

Amendment of Amended and Restated Bylaws

Our amended and restated bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, with:

•
the affirmative vote of a majority of directors present at any regular or special meeting of the board of directors called for that purpose, provided that any alteration, amendment or repeal of, or adoption of any bylaw inconsistent with, specified provisions of the bylaws, including those related to special and annual meetings of stockholders, action of stockholders by written consent, classification of the board of directors, nomination of directors, special meetings of directors, removal of directors and committees of the board of directors, requires the affirmative vote of at least 75% of all directors in office at a meeting called for that purpose; or

•	the affirmative vote of holders of 75% of the voting power of our outstanding shares of voting stock, voting together as a single class.

Other Limitations on Stockholder Actions

Our bylaws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed;

•	propose any repeal or change in our bylaws; or

•	propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the stockholder’s name and address;

•	any material interest of the stockholder in the proposal;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership; and

•
the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons, and the number of shares such persons beneficially own.

To be timely, a stockholder must generally deliver notice:

•
in connection with an annual meeting of stockholders, not less than 120 nor more than 180 days prior to the month and day corresponding to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the close of business on the later of (1) the 120th day prior to the annual meeting and (2) the 10th day following the day on which we first publicly announce the date of the annual meeting; or

•
in connection with the election of a director at a special meeting of stockholders, not less than 40 nor more than 60 days prior to the date of the special meeting, but in the event that less than 55 days’ notice or prior public disclosure of the date of the special meeting of the stockholders is given or made to the stockholders, a stockholder notice will be timely if received by us not later than the close of business on the 10th day following the day on which a notice of the date of the special meeting was mailed to the stockholders or the public disclosure of that date was made.

In order to submit a nomination for our board of directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Limitation of Liability of Directors and Officers

Our amended and restated certificate of incorporation provide that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our amended and restated certificate of incorporation provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Indemnification Agreements with Executive Officers and Directors

We have entered into separate indemnification agreements with our executive officers and directors, which require us to indemnify them against liabilities to the fullest extent permitted by law and our amended and restated certificate of incorporation or amended and restated bylaws.

Forum Selection

The Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employee to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (4) any action asserting a claim governed by the internal affairs doctrine, or if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing forum selection provisions.

Anti-Takeover Effects of Some Provisions

Some provisions of our amended and restated certificate of incorporation and bylaws could make the following more difficult:

•	acquisition of control of us by means of a proxy contest or otherwise, or

•	removal of our incumbent officers and directors.

These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Delaware Business Combination Statute

We have opted out of Section 203 of the DGCL. However, in the event that Mr. Kosloske ceases to beneficially own at least 25% of the total voting power of all the then outstanding shares of our capital stock, we will automatically become subject to Section 203 of the DGCL.

Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change in control attempts.

Listing

Our Class A common stock is listed on the NASDAQ Global Market under the symbol “HIIQ.”

Transfer Agent and Registrar

The transfer agent and registrar for the Class A common stock is American Stock Transfer & Trust Company, LLC.

 PLAN OF DISTRIBUTION

We are registering shares of our Class A common stock covered by this prospectus to permit the selling stockholders to conduct public secondary trading of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the shares of Class A common stock offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the shares of Class A common stock will be the purchase price of the shares of Class A common stock less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the shares of Class A common stock covered by this prospectus. Each selling stockholder reserves the right to accept and, together with their respective agents, to reject, any proposed purchases of shares of Class A common stock to be made directly or through agents. If any pledgee, donee, transferee or other successor to the selling stockholders named in this prospectus wishes to sell under this prospectus, we will file a prospectus supplement identifying such successors as selling stockholders.

The shares of Class A common stock offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling stockholders and their successors, which includes their donees, pledges or transferees or their successors-in-interest; or

•
through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling stockholders or the purchasers of the shares of Class A common stock. These discounts, concessions, or commissions may be in excess of those customary in the types of transaction involved.

The selling stockholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the shares of Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act. Any selling stockholder which is a broker-dealer or an affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder purchased in the ordinary course of business, and at the time of its purchase of the shares to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the shares. As a result, any profits on the sale of the shares of Class A common stock by such selling stockholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. To our knowledge, none of the selling stockholders who are broker-dealers or affiliates of broker-dealers acquired shares of Class A common stock in our IPO outside of the ordinary course of business or, at the time of the acquisition of the shares, had any agreements or understandings, directly or indirectly, with any person to distribute the shares.

The shares of Class A common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation service on which the shares of our Class A common stock may be listed or quoted at the time of sale, including the NASDAQ Global Market;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•
through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. In connection with the sales of the shares of Class A common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions that in turn may:

•	engage in short sales of the shares of Class A common stock in the course of hedging their positions;

•	sell the shares of Class A common stock short and deliver the shares of Class A common stock to close out short positions;

•	loan or pledge the shares of Class A common stock to broker-dealers or other financial institutions that in turn may sell the shares of Class A common stock;

•
enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the shares of Class A common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

A short sale of shares of Class A common stock by a broker-dealer, financial institution or selling stockholder would involve the sale of such shares of our Class A common stock that are not owned, and therefore must be borrowed, in order to make delivery of the security in connection with such sale. In connection with a short sale of shares of Class A common stock, a broker-dealer, financial institution or selling stockholder may purchase shares on the open market to cover positions created by short sales. In determining the source of the shares of Class A common stock to close out such short positions, the broker-dealer, financial institution or selling stockholders may consider, among other things, the price of shares available for purchase in the open market.

At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed, which will set forth the names of the selling stockholders, the aggregate amount of shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling stockholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares of Class A common stock by the selling stockholders.

Pursuant to a requirement by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by the selling stockholders for the sale of any shares of Class A common stock being offered by this prospectus.

The Class A common stock is listed on the NASDAQ Global Market under the symbol “HIIQ.”

There can be no assurance that any selling stockholder will sell any or all of the shares of Class A common stock under this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the shares of Class A common stock by other means not described in this prospectus. In addition, any shares of Class A common stock covered by this prospectus that qualifies for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The shares of Class A common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the shares of Class A common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholders and any other person participating in the sale of the shares of Class A common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of Class A common stock by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares of Class A common stock to engage in market-making activities with respect to the particular shares of Class A common stock being distributed. This may affect the marketability of the shares of Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A common stock.

In the registration rights agreement, we have agreed to indemnify or provide contribution to the selling stockholders against certain liabilities, including certain liabilities under the Securities Act. In addition, we have agreed to pay substantially all of the expenses incidental to the registration of the shares of Class A common stock to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of shares of Class A common stock.

VALIDITY OF SHARES OF CLASS A COMMON STOCK

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Michael A. Petrizzo, Jr., Executive Vice President and General Counsel of Health Insurance Innovations, Inc.

EXPERTS

The consolidated financial statements of Health Plan Intermediaries, LLC d/b/a Health Insurance Innovations appearing in Health Insurance Innovations, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Sunrise Health Plans, Inc. (a Florida corporation) and Affiliates, which comprise the combined balance sheets as of December 31, 2012 and 2011, and the related combined statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements, have been audited by DaszkalBolton LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to the Company and its Class A common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the relevant registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We are subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain an Internet site at www.hiiiquote.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement and any reports filed by us with the SEC after the date of this prospectus and before the date that the offerings of the shares of Class A common stock by means of this prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2012;

•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, as amended by Amendment No. 1 to our Quarterly Report on Form 10-Q/A, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013;

•
our Current Report on Form 8-K filed February 13, 2013, our Current Report on Form 8-K filed March 14, 2013, our Current Report on Form 8-K filed July 23, 2013, our Current Report on Form 8-K filed August 13, 2013, our Current Report on Form 8-K/A filed August 28, 2013, our Current Report on Form 8-K filed September 3, 2013, our Current Report on Form 8-K/A filed October 2, 2013, our Current Report on Form 8-K filed October 11, 2013, our Current Report on Form 8-K filed November 1, 2013, our Current Report on Form 8-K filed November 12, 2013, our Current Report on Form 8-K filed December 16, 2013 and our Current Report on Form 8-K/A filed February 10, 2014;

•
the description of our common stock contained in the registration statement on Form 8-A filed with the SEC on February 7, 2013, and any amendment or report we may file with the SEC for the purpose of updating such description; and

•
all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement and (ii) after the date of the filing of this registration statement and prior to its effectiveness.

We do not, however, incorporate by reference any documents, or portions thereof, that are not deemed to be “filed” with the SEC.

You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s Internet site at http://www.sec.gov. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus. You should direct requests for those documents to the Corporate Secretary, Health Insurance Innovations, Inc., 15438 N. Florida Avenue, Suite 201, Tampa, Florida 33613 (telephone number  (877) 376-5831). Our internet address is www.hiiquote.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act are available free of charge through our website as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or the registration statements of which it forms a part.

8,566,667 Shares

Health Insurance Innovations, Inc.

Class A Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of Health Insurance Innovations, Inc. (the “registrant”) which are registered under this Registration Statement on Form S-3 (this “registration statement”), other than underwriting discounts and commissions. The selling stockholders will not bear any portion of such costs and expenses. All amounts are estimates except the Securities and Exchange Commission registration fee.

The following expenses will be borne solely by the registrant:
Amount To Be Paid
Registration fee	$12,248
Transfer agent’s fees	—
Printing and engraving expenses	—
Legal fees and expenses	50,000
Accounting fees and expenses	50,000
Miscellaneous	5,000
Total (1)	$117,248

(1)	Does not include any fees or expenses in connection with any subsequent underwritten offering and any prospectus supplements prepared in connection therewith.

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s amended and restated certificate of incorporation will provide for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s amended and restated certificate of incorporation will provide for such limitation of liability.

The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the registrant will indemnify each of its directors and such officers to the fullest extent permitted by law and by its amended and restated certificate of incorporation or amended and restated

bylaws. At present, there is no pending litigation or proceeding involving a director, officer, or employee of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

Item 16. Exhibits and Financial Statement Schedules.

Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

Item 17. Undertakings

(a)      The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is relying on Rule 430B:

(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on February 10, 2014.

Health Insurance Innovations, Inc.

By:	/s/ Michael W. Kosloske
	Name:	Michael W. Kosloske
	Title:	Chairman of the Board of Directors, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael W. Kosloske, James P. Dietz and Joan Rodgers, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael W. Kosloske	Chairman of the Board of Directors, President and Chief Executive Officer	February 10, 2014
Michael W. Kosloske

/s/ James P. Dietz	Executive Vice President and Chief Financial Officer	February 10, 2014
James P. Dietz

/s/ Joan Rodgers	Chief Accounting Officer	February 10, 2014
Joan Rodgers

/s/ Paul Avery	Director	February 10, 2014
Paul Avery

/s/ Anthony Barkett	Director	February 10, 2014
Anthony Barkett

/s/ Jeffrey Eisenberg	Director	February 10, 2014
Jeffrey Eisenberg

/s/ Paul Gabos	Director	February 10, 2014
Paul Gabos

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of Health Insurance Innovations, Inc. (1)
4.2	Amended and Restated Bylaws of Health Insurance Innovations, Inc. (1)
4.3	Registration Rights Agreement among Health Insurance Innovations, Inc. and the stockholders named therein (1)
4.4	Form of Class A common stock certificate (2)
5.1	Opinion of Michael A. Petrizzo, Jr., Executive Vice President and General Counsel of Health Insurance Innovations, Inc.
23.1	Consent of Ernst & Young LLP
23.2	Consent of DaszkalBolton LLP
23.3	Consent of Michael A. Petrizzo, Jr., Executive Vice President and General Counsel of Health Insurance Innovations, Inc. (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to the registration statement)

(1)	Incorporated by reference to the Current Report on Form 8-K (File No. 001-35811/ Film No. 13602077) of Health Insurance Innovations, Inc. as filed with the SEC on February 13, 2013.

(2)
Incorporated by reference to the Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-185596 / Film No. 13547034) of Health Insurance Innovations, Inc. as filed with the SEC on January 25, 2013.